EXHIBIT 19

MAG MAGNA CORP INSIDER TRADING POLICY

General

This Insider Trading Policy (this “Policy”) describes the standards of Mag Magna Corp (the “Company,” “we” or “us”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. In the course of performing your duties for the Company, you may, at times, have information about us that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing material nonpublic information to others who may trade on the basis of that information. This Policy seeks to explain some of your obligations to us and under the law, to prevent actual or the appearance of insider trading, and to protect our reputation for integrity and ethical conduct.

This Policy applies to all directors, officers, and employees of the Company, as well as their family members, individuals with whom they have a relevant relationship, and any entities they influence or control, as outlined below. The Company may also designate other individuals—such as contractors or consultants with access to material nonpublic information—as subject to this Policy.

Additional information about this Policy may be found in Appendix A, which contains responses to frequently asked questions. Please read this Policy and its Appendices in their entirety. You will be required to certify to us that you have read and understood, and agree to comply with, this Policy by signing and returning to us the form of certification that is attached as Appendix B.

Audit and Risk Committee

The Board’s Audit and Risk Committee (the “Committee”) has the authority to interpret and enforce this Policy. All questions about this Policy should be directed in the first instance to the Chief Financial Officer of the Company. Any suspected or known violations of this Policy should be reported immediately to the Chief Financial Officer or the Committee.

Your compliance with this Policy is of the highest importance for you and our Company. If you have any questions about this Policy, including its application to any proposed transaction, you may obtain additional guidance from the Chief Financial Officer.

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Persons Subject to this Policy

This Policy applies to you, as well as to your family members and any other individuals with whom you have a relationship—whether legal, personal, or otherwise—where that relationship could reasonably result in their transactions being attributed to you. This includes any legal entities influenced or controlled by you or by others connected to you who are also subject to this Policy, such as corporations, partnerships, or trusts. For the purposes of this Policy, “family members” include individuals in your household or who are financially dependent on you, as well as other relatives whose securities transactions you direct or influence. Please refer to Appendix A for more detail on whose transactions may be considered attributable to you.

Transactions by your family members and others covered under this Policy due to their relationship with you must be treated as if they were your own for the purposes of this Policy and relevant securities laws. As a result, all trading restrictions and pre-clearance requirements that apply to you also apply to these individuals. You are personally responsible for ensuring that your family members and other related individuals comply with this Policy. Any violations—by you or by individuals associated with you—may result in disciplinary measures, up to and including termination for cause.

If you are a former, temporary, or retired director, executive officer, or Authorized Employee (as defined below), this Policy will remain in effect for you and related individuals covered under it until the later of:

  The seventh full trading day after the Company publicly releases earnings for the fiscal quarter in which you depart; or
  The seventh full trading day after any material nonpublic information known to you becomes public or ceases to be material.

For all other former, temporary, or retired personnel—and any related individuals covered by this Policy—it will continue to apply until the second full trading day after any material nonpublic information known to you becomes public or is no longer material.

Trading Restrictions and Guidelines

1. No transactions while in possession of material nonpublic information

While in the possession of information that is “material” and “nonpublic” as defined in Appendix A, you may not trade in MGNC securities, or engage in any other action to take advantage of, or pass on to others, material nonpublic information. The term

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“trading” includes any purchase, sale, gift, transfer, or other transaction involving the Company’s securities. Currently, the Company only issues common stock, which may be either restricted or unrestricted (freely tradable). This Policy applies to all transactions involving the Company’s common stock, regardless of whether the shares are restricted or unrestricted. You are also prohibited, as described below, from trading in the securities of other publicly traded companies if you have access to material nonpublic information about them.

There are no exceptions to this Policy, unless explicitly stated otherwise in the sections below. Transactions that might seem necessary or reasonable for personal reasons—such as needing to raise funds for an emergency—or those involving small amounts, are not exempt from this Policy. Securities laws do not recognize mitigating circumstances, and even the appearance of an improper transaction must be avoided to protect the Company’s reputation for maintaining the highest ethical standards. As a result, you may be required to refrain from a planned transaction in the Company’s or another company’s securities—even if you had intended to proceed before becoming aware of material nonpublic information, and even if delaying the transaction could result in a financial loss or missed opportunity.

2. Policy applies to information relating to other public companies

This Policy also applies to material nonpublic information concerning other publicly traded companies, including those with which the Company has contractual relationships or is engaged in negotiations. If you obtain such information through your work with the Company or while providing services on its behalf, you must treat it with the same level of care as you would material nonpublic information about the Company itself.

Additionally, the Securities and Exchange Commission (“SEC”) has broadened its interpretation of insider trading to include what is known as “shadow trading”—the use of material nonpublic information about one company to trade in the securities of another, economically-linked company (such as a competitor). If you come into possession of this type of information through your role at the Company, trading on it may also expose you to insider trading liability.

3. Trading windows for directors, executive officers and Authorized Employees

In addition to the general restrictions described above, if you are a director, executive officer, or other designated individual (a “Authorized Employee”), you may

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trade in the Company’s securities only during a specific trading window. This window begins on the third full trading day after the public release of our annual or quarterly earnings and remains open through the last day of the final month of that fiscal quarter—and even then, only if you are not in possession of material nonpublic information about the Company.

Because directors, executive officers, and Authorized Employees are more likely to have ongoing access to confidential information about the Company’s operations, limiting their trading to this “window period” helps reduce the risk that trades are made based on material information not yet available to the public. Additionally, before trading during the window period, these individuals must follow the pre-clearance procedures outlined in the section below.

4. Pre-clearance    procedures    for    directors, executive officers and Authorized Employees

If you are a director, executive officer, or Authorized Employee, you must obtain pre-clearance via email from the Company before trading or engaging in any transaction involving the Company’s securities. This requirement is intended to help enforce the trading restrictions outlined in this Policy. The following rules apply:

  Timing of Requests:

-       Submit any proposed transaction for pre-clearance at least one full trading day in advance.

-       For proposed pledges of Company securities as collateral, submit the request at least ten full trading days before the planned execution of any related documents.

  Window Period Confirmation:

-       The Company must confirm via email that the trading window is open and expected to remain open for the duration of the proposed transaction.

-       This confirmation must remain valid and not be revoked by oral or email notice.

  Completion of Pre-Cleared Trades:

-       Any approved transaction must be completed within four full trading days of receiving pre-clearance, unless an exception is granted.

-       If the transaction is not completed within this time frame, a new pre-clearance must be obtained.

  Company Discretion:

-       The Company is under no obligation to approve any proposed transaction.

-       If pre-clearance is denied, you must not disclose this fact to others.

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  Your Responsibilities:

-       It is your responsibility to ensure that you do not possess material nonpublic information at the time of the transaction.

-       When requesting pre-clearance, carefully consider whether you are aware of any such information and disclose all relevant facts to the Company.

-       If you are subject to Section 16 of the Securities Exchange Act of 1934, you should also consider whether you have effected any non-exempt transactions in the past six months.

-       You must also be prepared to comply with Rule 144 under the Securities Act of 1933 and any related Form 144 filing requirements.

5. Prohibited and limited transactions

To protect the Company and its personnel from legal risk and the appearance of improper conduct, the following activities involving Company securities are prohibited, even if you do not possess material nonpublic information:

•	Short Sales:

Selling Company stock you do not own, including short selling.

  Options and Derivatives:

Buying or selling options or other derivatives based on Company securities.

  Hedging:

Engaging in any hedging or monetization transactions, such as prepaid variable forwards or collars.

  Margin Accounts:

Holding Company securities in margin accounts or using them as collateral for margin loans.

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Restricted Activities (Require Pre-Approval)

•	Pledging Securities:

Pledging Company securities as loan collateral is generally prohibited. Exceptions may be granted with pre-approval requested at least 10 trading days in advance, and only if you demonstrate the ability to repay without relying on the pledged shares.

•	Standing and Limit Orders:

Strongly discouraged unless under an approved Rule 10b5-1 plan. If used, must be short-term and comply with this Policy.

•	Managed Accounts:

If you have an account managed by someone else, you must instruct them not to trade in Company securities unless under an approved 10b5-1 plan.

Does not apply to investments in mutual funds.

Additional Guidelines and Related Requirements

6. Reports of purchases and sales

If you are a director, executive officer, or otherwise subject to Section 16 of the Exchange Act:

  You must comply with all reporting obligations under Section 16 and SEC rules.
  You are required to immediately notify the Company of any transactions in Company securities by:

-       You

-       Your family members, and

-       Any entities you control that are subject to this Policy.

Same-day reporting is required to ensure timely SEC filings, which must generally be made within two business days of any reportable transaction.

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7. Reports of unauthorized trading or disclosure

If you have supervisory authority over any of our personnel, you must promptly report to the Chief Financial Officer or the Committee any trading activity by our personnel that you reasonably believe may violate this Policy or applicable securities laws. Since the SEC can impose civil penalties on the Company, directors, and supervisory personnel for failing to take appropriate measures to prevent illegal trading, it is important that suspected violations are reported as early as possible.

Disclosure Restrictions

8. No tipping

You must not share material nonpublic information about the Company (“tipping”) before it is publicly disclosed. Exercise caution when discussing such information with personnel who do not have a legitimate “need to know,” as well as with family, friends, or others outside the Company—even if they are subject to this Policy. To avoid any appearance of wrongdoing, refrain from discussing our business, prospects, or making buy or sell recommendations about our securities or those of related or economically linked companies (see Section 2 for details). Unlawful tipping includes sharing information with friends, family, or acquaintances in a way that suggests an intent to help them profit or avoid a loss.

9. Internet message boards, chat rooms and discussion groups

To prevent unauthorized disclosure, you are prohibited from posting or responding to any messages about the Company on internet message boards, chat rooms, discussion groups, or other public forums. All communications about the Company should be handled carefully and only through authorized channels to ensure compliance with securities laws and protect confidential information.

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APPENDIX A: QUESTIONS AND ANSWERS

Why did the Company adopt this Policy?

The Company’s Board of Directors adopted this Policy to ensure compliance with federal and state securities laws that prohibit individuals who possess material nonpublic information from (1) trading in the Company’s securities, and (2) sharing such information with others who might trade based on it. This Policy helps protect the integrity of the Company and the markets while promoting ethical conduct.

What information is “material”?

Information is considered material if a reasonable investor would view it as important when deciding to buy, hold, or sell securities. Material information includes any details that could affect the Company’s stock price—or, if related to another company, that company’s stock price—whether positive or negative. There is no exact test for materiality; it depends on all facts and circumstances and is often judged in hindsight by enforcement authorities.

While it’s impossible to list every example, material information may include:

  Earnings results and forecasts
  Guidance on earnings estimates
  Mergers, acquisitions, joint ventures, or major asset changes
  Significant contracts related to the Company’s business
  New or changed investments or financing arrangements
  Changes in auditors or auditor concerns
  Cybersecurity risks, incidents, or breaches
  Events affecting Company securities (e.g., defaults, stock splits, dividend changes)
  Bankruptcies or receiverships
  Regulatory approvals, changes, or analyses affecting the Company
  Changes in management or the Board of Directors
  Government investigations, major litigation, or their resolution

Because materiality can be uncertain and circumstances vary, any trading carries risk. When in doubt, assume information is material and consult the Company before trading.

What information is “nonpublic”?

Information is considered nonpublic if it has not been widely disclosed to the public. To show that information has been publicly disclosed, it must be broadly disseminated through sources such as the Dow Jones “broad tape,” newswire services, widely available radio or TV broadcasts, widely circulated newspapers, magazines, news websites, or SEC filings accessible on the SEC’s website.

Information that is only shared internally with Company employees or with a limited group of analysts, brokers, or institutional investors is not considered widely disseminated. Even after broad dissemination, the investing public must have time to absorb the information. Generally, this means waiting until the second full trading day after the information’s release before it is considered public.

If you possess material nonpublic information, you may only trade once official announcements have been sufficiently publicized and the public has had time to evaluate the information. Remember, insider trading is not allowed simply because rumors or unofficial reports exist. You should avoid attempting to “beat the market” by trading at or shortly after the time of an official disclosure.

What if I can’t tell whether information is material or nonpublic?

If you are uncertain whether information you possess is material or nonpublic, you should consult with the Company before trading. Additionally, if you are a director, executive officer, or Authorized Employee, you are required to consult with the Company prior to any trading, as specified in this Policy.

Whose transactions may be attributable to me?

As explained elsewhere in this Policy, it applies to you, your family members, and any other individuals with whom you have a relationship—legal, personal, or otherwise—that could reasonably cause their transactions to be attributed to you. This also includes any legal entities influenced or controlled by you or such related persons, like corporations, partnerships, or trusts. Your “family members” include those living with you, financially dependent on you, or whose securities transactions you direct or influence. You may also be responsible for individuals you live with or who consult you before trading, if their transactions could be attributed to you. In all cases, you must ensure that anyone whose trading activities you directly or indirectly influence complies with this Policy.

What are the reasons for maintaining confidentiality?

Failing to keep material nonpublic information confidential can seriously damage our business and expose you to significant civil and criminal penalties. U.S. federal securities laws prohibit anyone who has a duty to keep material inside information confidential from using it for buying or selling securities. This applies regardless of how the information was obtained—whether through your employment, board service, friends, family, acquaintances, or even by overhearing conversations.

What are some of the consequences of violating this Policy?

Federal and state laws prohibit buying or selling securities while in possession of material nonpublic information, as well as sharing such information with others who trade on it. The SEC, Department of Justice, and other authorities actively enforce these laws. Penalties for insider trading can be severe, including hefty fines and imprisonment.

Individuals found guilty may also be barred from serving as directors or officers of public companies. There is no minimum transaction size to trigger insider trading liability— even small trades can lead to investigations and legal action. Companies and “controlling persons,” such as directors, officers, and managers, may also be held liable if they fail to prevent illegal trading or knowingly ignore potential violations by employees.

Beyond legal penalties, any perception of wrongdoing can harm our reputation and investor trust. Therefore, violations of this policy may result in disciplinary measures, including termination or removal for cause.

What measures are appropriate to safeguard material information?

Material information about the Company or its business that is not public must be kept strictly confidential. Only share such information with those who have a clear “need to know,” limiting the audience as much as possible and only in secure settings. Always exercise caution and avoid discussing sensitive information in public places like elevators, restaurants, or airplanes. Be careful when talking on cell phones or cordless phones. To protect confidentiality, only authorized personnel may disclose material information to the public or respond to media, analyst, or other inquiries, following the Company’s policies.

APPENDIX B:

EMPLOYEE CERTIFICATION

I certify to Mag Magna Corp (the “Company”) that:

-	I have read and understand the Company’s Insider Trading Policy currently in effect (the “Policy”);
-	I agree to comply at all times with the most current Policy during the duration of my employment or other relationship with the Company;
-	I have complied with the Policy for as long as it has applied to me; and
-	I understand that any violation of the Policy by me, my family members or any other persons who are subject to the Policy because of their relationships with me may result in disciplinary action against me, including the termination of my employment or other relationship with the Company, at the option of the Company.

Signature:     ________________

Print name:     _______________

Date:   ____________________